Exhibit 10.3

ADDENDUM n° 2- (English version.)

Of the exploration and production sharing contract « ETAME N° G4-160 »

Between:

VAALCO-Gabon, Inc., a company incorporated under the laws of the state of Delaware, United states of America, with main office in Houston, Texas, United States Of America, at 4600 Post Oak Place, Suite 309, and represented by Russell SCHEIRMAN duly authorized to this effect;

And

The Republic of Gabon, herein represented by M. Richard August ANOUVIET, Minister of Mines, Energy, Petroleum and Hydraulic Resources,

Hereinafter denominated the “parties”

Have previously agreed that:

VAALCO-Gabon (ETAME) Inc. and the Republic of Gabon have signed on July the 7th 1995 a contract of Exploration and Production Sharing Contract “EPC ETAME MARIN n° G4-160” related to the Exploration permit, denominated “ETAME MARIN permit”, valid for liquid and gaseous hydrocarbon, and bearing the number G4-160.

That through the decree n°0001513/PR/MMEP/DGEEH of December the 12th 1995, it has been instituted a liquid and gaseous hydrocarbon permit denominated “ETAME” n° G4-160 and approved the Exploration and Production Contract that the present ADDENDUM is related to;

That through the decree n°00043/MMEPRH of July the 17th 2001, it has been instituted and attributed to VAALCO-Gabon (ETAME) Inc. an Exclusive Production Authorization valid for gaseous and liquid hydrocarbon, denominated “ETAME MARIN n° G5-88”, based on the terms of article 16.4 of the “EPC ETAME MARIN n°G4-160”.

That through the ADDENDUM n°1 of July the 7th 2001 related to the “EPC ETAME MARIN n° G4-160”, has been instituted and attributed to VAALCO-Gabon ( ETAME), Inc. the 3rd and the 4th Exploration Authorization period, based on the terms of articles 1,2,3,4 and 5 of the “EPC”;

That the 20th of may 2001, VAALCO-Gabon has requested changing the terms of contract concerning the Exploration periods -in order to assess the sampling results;

That the parties have agreed to make the required modifications to the “EPC ETAME MARIN n° G4-160” in order to make clear the rights and obligations of the operator within the frame work of the new period, in terms of tasks to perform.

It has been agreed that :

Article 1.

The article 3.3 of the “EPC ETAME MARIN n° G4-160” replaced with articles 1, 2 and 3 of the ADDENDUM n°1, is supplemented by the present article of the ADDENDUM n° 2.

From now on, the present article is read as followed:

“ If the operator, during the 4th period, postponed if necessary, based on the terms of article 5 of the ADDENDUM n°1, has fulfilled to its obligations as stated in the contract, mainly in terms of commitment regarding tasks to accomplish, as stated in article 5.2 of the ADDENDUM n°1, its Exclusive Exploration Authorization, upon request, renewed for the 5th period of three additional contractual years, this applicable to the area delimited in the contract.

The 5th period, as well, can be postponed at most for three months, for the same reasons, under the same conditions as pointed out in the article 3.2 of the “EPC ETAME MARIN n° G4-160”.

The operator must request for the renewing of this, at least, 30 days before the 5th period expires.

The renewal is issued by decree, by the Minister in charge of hydrocarbon.

Article 2.

If the operator, during the 5th period, postponed if necessary, based on the terms of the article 1. of the present ADDENDUM, has fulfilled to its obligations as pointed out in the contract, mainly in terms of commitments as specified in article 5 of the present ADDENDUM, upon request, its Exclusive Exploration Authorization is renewed for the 6th period of two contractual years, for the area delimitated, reduced up to 50% of the remaining area.

The released area must have a simple shape and limits based on terrestrial parallels and meridians.

The 6th period can, as well, be postponed for three months at most, for the same reasons, upon the same conditions than those above mentioned.

Article 3.

If, at the end of any period, the Exclusive Exploration Authorization is not renewed, the operator must release the whole delimited area, excepted those for which an Exclusive Exploration Authorization are proceeding.

Article 4.

From now on, The delimited zone is then that defined in the annex 1 of the “EPC ETAME MARIN n°G4-160”, reduced of Exclusive Exploration Authorizations areas.

Article 5.

5.1.

During the 5th Exploration period as defined in the article 1 above, the operator must execute at least the following tasks:

•	Drill one firm wells.
•	Drill one optional wells.

To accomplish the above tasks, under the better technical conditions, mainly those agreed in the petroleum industry, the operator must invest for about seven (7) millions dollars of the United States of America.

5.2

During the 6th Exploration period as pointed out in the article 2 above, the operator must perform at least the following task:

•	Drill of one firm wells.

To accomplish the tasks program, under the better technical conditions, mainly those agreed in the petroleum industry, the operator must invest for about seven (7) millions dollars of the United States of America.

5.3

The drills planned can be accomplished down to the depth of 2500 meters, or till It is provided that the geological Gamba formation lay on at least 50 meters and beyond the depth planned in the contract.

If, beyond 2500 meters, the geological formation mentioned above is not met, the parties need to meet in order to deliberate together if it worth continuing drilling or not.

The drill tasks can be stopped at the depth inferior to that planned in the contract if, while accomplishing this, based on the principal generally admitted in the oil industry, it is proved that:

•	The Gamba formation is encountered at shallower depth to that planned in the contract. From that stand point, the parties need to meet in order to deliberate whether or not to pursue drill operations.
•	The base is encountered at shallower depth to that planned.
•	Pursuing drill operations means some how many dangers due to a pressure of an abnormal layer.

•	Hardness of rocky formation and difficulties met prevent the drilling operations from progressing with equipments commonly used in oil industries.
•	Crossing of oilfield formation requires, for its protection, the running of casing whose length is out of contract terms.

Based on the reasons mentioned above, if the operator stops The drill operations, the Administration in charge of hydrocarbon will approve the drilling operations; provided that it is informed on time and that reasons given be relevant.

5.4

The contractor has an obligation to accomplish all of the tasks planned during the exploration period, even thought this requires a budget beyond that planned.

In return, if the contractor perform all of the tasks planned during the exploration period with a budget less than that planned, it is considered that its has fulfilled to its contractual obligations.

The contractor can decide not to drill the wells of the 6th period, in this particular case, in turn he will have to pay 5 millions dollars of the United States of America.

5.5

If the Administration notices that the contractor did not fulfill its contractual obligations as planned during the exploration period, he will be given notice in writing and the procedure provided in the article 49.10 of “CEPP ETAME MARIN n°G4-160” will be executed, if necessary.

Article 6.

The Article 21.7 of the “EPC ETAME MARIN n° G4-160” replaced with Article 5 of the ADDENDUM n°1 is supplemented by the present ADDENDUM and is read as followed:

The contractor yearly contributes to Hydrocarbon support found for the prospecting and promotion of the local oil industry.

This contribution is paid as followed:

a)	Payment of 100,000 dollars of the United States of America the day the ADDENDUM is signed.
b)	Payment yearly, during the exploration period of 60,000 dollars of the United States of America.

The payments must be put into an account opened to this effect, and managed by a joint commission made of General Office of Hydrocarbon representatives (DGH) and that of the contractor and presided over by the Minister of Hydrocarbon.

This joint commission must think about relevant petroleum projects to execute and those projects must be elaborated by a technical committee in charge of petroleum operations presided over by General Office of Hydrocarbon (DGH) representatives who manages as well the Technical Secretary of the commission. This technical committee is in charge of submitting the dossiers to the commission for final deliberation.

This contribution needs to be included in the cost oil account.

c)

During the exploration period, the yearly payment of this is 75.000 dollars of the United States of America and 0.05 dollars of the United State of America per barrel, based on total available production.

This contribution is managed by the Minister in charge of hydrocarbon and is not included in cost oil.

Article 7.

Besides the obligations pointed out in the article 28 of the “EPC ETAME MARIN n° G4-160”, the contractor must contribute for a signature bonus. This contribution is 1,000,000 dollars of the United States of America and must be paid the day the present ADDENDUM is signed.

Article 8.

The Article 39 of the “EPC MARIN n°G4-160”, supplemented by Article 8 of the ADDENDUM n° 1, is completed and read from now on as followed:

39.1

Besides its contractual obligations mentioned in article 39, the contractor must contribute yearly for the training of local people appointed by the Administration, for the duration the contract:

a)	100,000 dollars of the United States Of America prior for the company goes on production;
b)	180,000 dollars of the Unite States of America prior for the company executes its development plan and goes on production.

The contribution stated above in paragraphs (a) and (b) are allocated as followed:

•	Part of this is used for local students education in famous Universities located out of the country. The Administration is in charge of précising the majors of students.
•

Part of this is used for training local people in the working places or in the main centers of the contractor activities; the condition of benefiting to this king of training is set based on an agreement between the contractor and the DGH Administration.

•	Part of this, is used for local people chosen by the DGH Administration for attending seminars or secondment in another company.

The training payment provided by the present article must be hold by the operator and must be used for local people training purposes, those people chosen by the Administration.

As soon as the Exclusive Exploration Authorization expires or Production Expire, or at the end of oilfield production, the contractor will pay the amount of money above endeavored based in proportion of time remaining.

39.2

The contribution stated in this present article needs to be included in the cost oil account.

Article 9.

All of the remaining articles included in the “EPC ETAME MARIN n°G4-160” and in the ADDENDUM n°1 not modified remain unchanged and still effective.

Article 10.

The present ADDENDUM of “CEPP ETAME MARIN n° G4-160” will come to effect from July the 7th 2006.

Republic of Gabon	VAALCO Gabon representative

Ministry of Mines, Energy	The President
Petroleum and Hydraulic
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